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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference herein of our report dated July 28, 2000 (except for the third paragraph of Note 6, as to which the date is September 1, 2000), with respect to the financial statements of Array BioPharma Inc. for the year ended June 30, 2000 included in its prospectus dated November 17, 2000 filed with the Securities and Exchange Commission, in the Registration Statement (Form S-8) pertaining to the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan and the Array BioPharma Inc. Employee Stock Purchase Plan.

                                                    /s/ Ernst & Young LLP

Denver, Colorado
December 5, 2000